UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2026

Performance Food Group Company

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37578	43-1983182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia	23238
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 484-7700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PFGC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On February 19, 2026, Performance Food Group, Inc., a Colorado corporation (the “Issuer”) and an indirect wholly-owned subsidiary of Performance Food Group Company (the “Company”), issued and sold $1.06 billion aggregate principal amount of its 5.625% Senior Notes due 2034 (the “Notes”), which mature on March 1, 2034, pursuant to an indenture, dated as of February 19, 2026 (the “Indenture”), among the Issuer, PFGC, Inc., a Delaware corporation and the Issuer’s direct parent company (“Parent”), the other guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee. The Notes were issued at par and will bear interest at a rate of 5.625% per annum, payable semi-annually in arrears.

The Company used the net proceeds from the offering, together with borrowings under the revolving credit facility (as defined herein), to (i) redeem all of the Issuer’s outstanding 5.500% Senior Notes due 2027 (the “2027 Notes”) on February 19, 2026, at a redemption price of 100% of the aggregate principal amount of the 2027 Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, and (ii) pay fees and expenses related thereto.

The Notes are and will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by Parent and by each of Parent’s existing and future material wholly-owned domestic restricted subsidiaries (other than the Issuer), to the extent such subsidiaries guarantee indebtedness under the Issuer’s asset-based revolving credit facility (the “revolving credit facility”), other capital markets debt securities or certain other indebtedness incurred under credit facilities. The Notes are not, and will not be, guaranteed by the Company.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture) or upon the sale of certain assets in which the Issuer does not apply the proceeds as required by the Indenture, the holders of the Notes will have the right to require the Issuer to make an offer to repurchase each holder’s Notes at a price equal to 101% (in the case of a Change of Control Triggering Event) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

At any time prior to March 1, 2029, the Issuer may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus a make-whole premium and accrued and unpaid interest, if any, to, but excluding, the redemption date. The Issuer may redeem the Notes, in whole or in part, at any time on or after March 1, 2029 at redemption prices equal to 102.813%, 101.406% and 100.000% of the principal amount of the Notes redeemed if the redemption occurs during the twelve-month periods beginning on March 1 of the years 2029, 2030 and 2031 and thereafter, respectively, in each case plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date. In addition, prior to March 1, 2029, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 105.625% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with the net cash proceeds the Issuer receives from one or more qualifying equity offerings.

The Notes contain covenants that limit Parent and its restricted subsidiaries’ ability to, among other things: incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends and make other distributions on, or redeem or repurchase, capital stock; make certain investments; incur certain liens; enter into transactions with affiliates; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; create certain restrictions on the ability of Parent’s restricted subsidiaries to make dividends or other payments to Parent; designate restricted subsidiaries as unrestricted subsidiaries; and transfer or sell certain assets. These covenants are subject to a number of important exceptions and qualifications. The Notes also provide for certain customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or be declared due and payable.

The Notes were offered within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture (including a form of the Notes), which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of February 19, 2026, among Performance Food Group, Inc., PFGC, Inc., the other guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, transfer agent, registrar and paying agent.

4.2	Form of 5.625% Senior Notes due 2034 (included in Exhibit 4.1).

104	Cover page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY

Date: February 19, 2026	By:	/s/ A. Brent King
Name: A. Brent King
Title: Executive Vice President, General Counsel and Secretary